Exhibit 99.1

   First Tennessee National Corp. to Purchase Subordinated Debt


    MEMPHIS, Tenn.--(BUSINESS WIRE)--July 30, 2003--First Tennessee National Corp. (NYSE: FTN) announced today that management has been delegated the authority within defined limits to purchase up to the total principal amount outstanding of the company's 6.75 percent November 2005 subordinated debt ($75 million). Since this outstanding debt issue is in the last half of its term, it provides only limited regulatory capital benefit and will be replaced with short-term market rate funds.
    Today a tender offer was commenced to purchase this debt issue at a price reflecting a formula-driven premium to its par value. Using the formula with the appropriate spread over the benchmark rate as of 1:30 pm CDST yesterday (07/29/03), a premium of 10.8 percent over par would be paid for the company's debt. Because the company is offering to pay a premium, the tender offer, if completed, will result in a current charge to earnings. The amount of the charge will primarily depend on the amount of the debt issue tendered and purchased in the offer, which is estimated to be between 60 percent and 90 percent of the total principal amount outstanding.
    Even with this charge, which is part of this quarter's anticipated initiatives to create future earnings, we confirm the earnings outlook as of July 17, 2003, as provided in our second quarter 2003 earnings press release on that date.
    Purchase activities are expected to take place during the third quarter of 2003 and will be managed by FTN Financial Securities Corp., a subsidiary of First Tennessee Bank National Assoc.

    About First Tennessee

    The First Tennessee National Corp. (NYSE: FTN) family of companies provides financial services to individual and business customers through First Tennessee Bank, which has earned one of the highest customer retention rates of any bank in the country; First Horizon Home Loans, which earned a top-five ranking in customer satisfaction from J.D. Power and Associates; FTN Financial, one of the nation's top underwriters of U.S. government agency securities; and First Horizon Merchant Services, one of the most successful processors of credit card payments for the travel industry. More than 12,000 employees provide financial services through hundreds of offices located in more than 30 states. Our companies have been recognized as some of the nation's best employers by Working Mother, Business Week and Fortune magazines. We were also named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.FirstTennessee.com.
    This press release contains forward-looking statements involving significant risks and uncertainties. A number of factors could cause actual results to differ materially from those in the forward-looking information. Those factors are outlined in the recent earnings press release and in more detail in the most current 10-K and 10-Q. First Tennessee National Corporation disclaims any obligation to update any of the forward-looking statements that are made from time to time, to reflect future events or developments.


    CONTACT: The First Tennessee National Corp., Memphis
             Mark Yates, 901-523-4068
             or
             Kim Cherry, 901-523-4726